Exhibit 10.38
CINCINNATI FINANCIAL CORPORATION
TOP HAT SAVINGS PLAN
As Amended And Restated Effective January 1, 2009

PREAMBLE
     Cincinnati Financial Corporation adopted the Cincinnati Financial Corporation Top Hat Savings Plan (the “Plan”) effective January 1, 1996. The Plan was amended and restated effective as of January 1, 2009. The Plan is an unfunded deferred compensation arrangement for a select group of management or highly compensated employees and is intended to qualify as a “top-hat plan” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan is also intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder.

ARTICLE I
DEFINITIONS
1.1 “Account” means the bookkeeping account maintained for purposes of determining a Participant’s interest in the Plan. A Participant’s Account may include the following subaccounts.
(a)	Deferred Compensation Account.

(b)	Matching Allocations Account.

(c)	Supplemental Benefit Account.
1.2 “Beneficiary” means the person or persons entitled to receive Plan benefits (if any) payable after a Participant’s death as the Participant’s Beneficiary (and contingent Beneficiaries, if applicable). A Beneficiary (or contingent Beneficiary) designation must be made in accordance with the Committee’s procedures during a Participant’s lifetime. A Participant may only change his beneficiary designation in accordance with the Committee’s procedures. If a Participant does not designate a Beneficiary, the Beneficiary will be the Participant’s surviving spouse. If there is no spouse, the Beneficiary will be the estate of the last to die of the Participant or his designated Beneficiary.
1.3 “Code” means the Internal Revenue Code of 1986, as amended.
1.4 “Committee” means the committee appointed by Cincinnati Financial Corporation which is responsible for the Plan’s administration.
1.5 “Compensation” means the amount determined in accordance with (a) and (b) below:
(a)	Amounts Included In Compensation. Subject to (b) below, the following amounts are included in Compensation.
          (1) Wages, salaries, fees for professional services, and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer, to the extent that the amounts are includible in gross income (or to the extent amounts would have been received and includible in gross income but for an election under Code §§125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k), or 457(b), and without regard to the exclusions from gross income under Code §§872, 893, 894, 911, 931, and 933). These amounts include, but are not limited to, commissions paid to salespersons, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense allowances under a non-accountable plan as described in Treas. Reg. §1.62-2(c).

          (2) Payments made within 2 1/2 months after severance from employment (within the meaning of Code §401(k)(2)(B)(i)(I)) or if later, the end of the Plan Year during which the severance occurred, will be Compensation if they are payments that, absent a severance from employment, would have been paid to the Employee while the Employee continued in employment with the Employer and are regular compensation for services during the Employee’s regular working hours, compensation for services outside the Employee’s regular working hours (such as overtime or shift differential), commissions, bonuses, and other similar compensation. Payments for accrued bona fide sick, vacation or other leave will also be included, but only if the Employee would have been able to use the leave if employment had continued. Any payments not described above are not considered Compensation if paid after severance from employment, even if they are paid within 2 1/2 months following severance from employment or within the appropriate Plan Year.
(b)	Amounts Not Included In Compensation. Notwithstanding (a) above, the following amounts are not included in Compensation.
          (1) Amounts described in Code §§104(a)(3), 105(a), or 105(h), but only to the extent that these amounts are includible in the gross income of the employee.
          (2) Amounts paid or reimbursed by the Employer for moving expenses incurred by the Employee, but only to the extent that at the time of the payment it is reasonable to believe that these amounts are not deductible by the Employee under Code §217.
          (3) The value of a non-statutory option (which is an option other than a statutory option as defined in Treas. Reg. §1.421-1(b)) granted to an Employee by the Employer, but only to the extent that the value of the option is includible in the gross income of the Employee for the taxable year in which granted.
          (4) The amount includible in the gross income of an Employee upon making the election described in Code §83(b).
          (5) Amounts that are includible in the gross income of an Employee under the rules of Code §§409A or 457(f)(1)(A), or because the amounts are constructively received by the Employee.
          (6) Contributions (other than elective contributions described in Code §§402(e)(3), 408(k)(6), 408(p)(2)(A)(i), or 457(b)) made by the Employer to a plan of deferred compensation (including a simplified employee pension described in Code §408(k) or a simple retirement account described in Code §408(p), and whether or not qualified) to the extent that the contributions are not includible in the gross income of the Employee for the taxable year in which contributed. Any distributions from a plan of deferred compensation (whether or not qualified), are not considered Compensation regardless of whether such amounts are includible in the gross income of the Employee when distributed.

          (7) Amounts realized from the exercise of a non-statutory option (which is an option other than a statutory option as defined in Treas. Reg. §1.421-1(b)), or when restricted stock or other property held by an Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture.
          (8) Amounts realized from the sale, exchange, or other disposition of stock acquired under a statutory stock option (as defined in Treas. Reg. §1.421-1(b)).
          (9) Other amounts that receive special tax benefits, such as premiums for group-term life insurance (but only to the extent that the premiums are not includible in the gross income of the employee and are not salary reduction amounts that are described in Code §125).
          (10) Other items of remuneration that are similar to any of the items listed in (6) through (9) above.
          (11) The following items (even if includible in gross income): (a) reimbursements or other expense allowances; (b) fringe benefits (cash and non-cash); (c) moving expenses; (d) deferred compensation (including, but not limited to, contributions to, or distributions from, the Cincinnati Financial Corporation Associate Bonus Deferral Plan and contributions to, or distributions from, any other deferred compensation plan maintained by the Employer); (e) welfare benefits; and (f) all cash and non-cash bonuses (such as bonuses paid in the form of Cincinnati Financial Corporation stock), except for CinFin Capital Management Company bonuses, year-end cash bonuses, and field management bonuses.
1.6 “Deferred Bonus” means a distribution from the Cincinnati Financial Corporation Associate Bonus Deferral Plan.
1.7 “Deferred Compensation Account” means the subaccount established as a bookkeeping account to reflect amounts deferred by a Participant under Section 2.2, as adjusted in accordance with Article III, and reduced by distributions under Article IV.
1.8 “Eligible Executive” means an Executive: (a) who is not a participant accruing benefits under the Supplemental Retirement Plan; and (b) whose Compensation for the Plan Year exceeds the Code §401(a)(17) compensation limit.
1.9 “Employee” means an individual who performs services for the Employer as a common law employee and who is considered by the Employer to be an Employee for purposes of the Plan. A determination by any entity (including courts and governmental entities) that an individual is an employee of the Employer for any other purpose, will have no affect on the determination of whether the individual is an Employee under the Plan if the Employer does not consider the individual to be its Employee for purposes of the Plan.
1.10 “Employer” means Cincinnati Financial Corporation, its successors, assigns and affiliates.

1.11 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
1.12 “Executive” means: (a) an Employee whose Compensation is projected to meet or exceed 120% of the indexed amount under Code §414(q)(1)(B)(i) for a Plan Year; or (b) an Employee designated by the Committee as eligible to participate in the Plan.
1.13 “Matching Allocations Account” means the subaccount established as a bookkeeping account to reflect the matching allocations made by the Employer pursuant to Section 2.4, as adjusted by earnings under Article III, and as reduced by distributions under Article IV.
1.14 “Participant” means an Executive who has a right to Plan benefits.
1.15 “Plan” means the Cincinnati Financial Corporation Top Hat Savings Plan as set forth in this document, as may be amended from time to time.
1.16 “Plan Year” means the 12-consecutive month period beginning on January 1st.
1.17 “Separation From Service” means a Participant’s “separation from service” (as defined by Code §409A and the regulations thereunder) with the Employer and all related employers under Code §414.
1.18 “Specified Employee” means “specified employee” as defined by Code §409A and the regulations thereunder.
1.19 “Supplemental Benefit Account” means the subaccount established as a bookkeeping account to reflect supplemental benefit allocations under Section 2.5, as adjusted by earnings under Article III, and as reduced by distributions under Article IV.
1.20 “Supplemental Retirement Plan” means the Cincinnati Financial Corporation Supplemental Retirement Plan.
1.21 “Tax-Qualified Savings Plan” means the Cincinnati Financial Corporation Tax-Qualified Savings Plan.
1.22 “Unforeseeable Emergency” means a severe financial hardship to a Participant resulting from: (a) an illness or accident of the Participant or his spouse, Beneficiary or dependent (as defined by Code §152 without regard to Code §152(b)(1), (b)(2) and (d)(1)(B)); (b) loss of the Participant’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control; or (c) other circumstances or events within the meaning of “unforeseeable emergency” under Code §409A and the regulations thereunder.
1.23 “Years of Service” means “years of service” as defined by the Tax-Qualified Savings Plan.

ARTICLE II
DEFERRALS, MATCHING ALLOCATIONS AND SUPPLEMENTAL BENEFIT ALLOCATIONS
2.1 Deferral Amounts. An Executive may elect to defer whole percentages of his Compensation and/or Deferred Bonus for a Plan Year.
2.2 Deferral Elections.
(a)	Form Of Deferral Elections. In order to defer amounts described in Section 2.1, an Executive must make a written election in the form required by the Committee. The election must be made before the earlier of: (1) the date specified by the Committee; (2) with respect to Compensation, the 1st day of the Plan Year to which the election relates; and (3) with respect to a Deferred Bonus, the 1st day of the Plan Year preceding the Plan Year to which it relates.

(b)	Irrevocability Of Deferral Elections. An Executive’s deferral election generally will become irrevocable on the day preceding the date specified in Section 2.2(a)(2) above, with respect to Compensation, or Section 2.2(a)(3) above, with respect to a Deferred Bonus. However, the deferral election may be cancelled: (1) upon the occurrence of an Unforeseeable Emergency; or (2) if a Participant takes a hardship distribution from the Tax Qualified Savings Plan.
2.3 Reduction Of Compensation. Compensation otherwise payable to an Executive during a Plan Year will be reduced by the amount of his deferral election under Section 2.1. The deferred amounts will be credited to the Executive’s Deferred Compensation Account at the time determined by the Committee.
2.4 Matching Allocations. An Eligible Executive may receive a matching allocation for a Plan Year, equal to 100% of the amounts he elected to defer under Section 2.1 up to the first 6% of his Compensation that exceeds the Code §401(a)(17) compensation limit. Matching allocations will be credited to the Eligible Executive’s Matching Allocations Account at the time determined by the Committee.
2.5 Supplemental Benefit Allocations. An Executive whose benefit accruals under the Supplemental Retirement Plan were frozen as of December 31, 2008 and who did not become entitled to payment of his benefits under the Supplemental Retirement Plan as of December 31, 2008 will have the amount of his frozen accrued benefit transferred to the Plan in accordance with section 4.5 of the Supplemental Retirement Plan. Such amount will be allocated to his Supplemental Benefit Account as of January 1, 2009 or the date otherwise determined by the Committee.

ARTICLE III
INVESTMENTS
3.1 Initial Investment Elections. At the time an Executive first becomes eligible to participate in the Plan, he may elect how his Account is invested among hypothetical investment alternatives determined by the Committee. The election must be made in the manner required by the Committee. If a Participant fails to make an initial investment election, his Account will be invested in the manner determined by the Committee until the Participant makes a proper investment election.
3.2 Changing Investment Elections. A Participant may elect to change his investment elections with respect to his Account in the manner, and at the times, determined by the Committee. A Participant’s investment elections will become effective within a reasonable time pursuant to rules established by the Committee.
3.3 Earnings Index And Account Adjustments. A Participant’s investment elections will only be used as an index to determine earnings or losses credited or debited to his Account. A Participant’s Account will be increased or decreased as if they had accrued earnings or losses at the rate corresponding to the Participant’s hypothetical investment elections. The Committee will determine the time and method of Account adjustments and the recordkeeping methodologies that will be used.
3.4 Hypothetical Investment Alternatives. The Committee may select (or change) the Plan’s hypothetical investment alternatives at any time. A Participant’s election of a hypothetical investment alternative will not be considered as an investment of assets on behalf of the Participant. If the Committee decides to invest assets in any of the Plan’s hypothetical investment alternatives, no Participant or Beneficiary will have rights to those invested amounts.

ARTICLE IV
PLAN BENEFITS
4.1 Vesting.
(a)	Deferred Compensation And Supplemental Benefit Accounts. A Participant’s right to amounts in his Deferred Compensation Account and Supplemental Benefit Account will be fully vested at all times.

(b)	Matching Allocations Account. A Participant’s right to amounts in his Matching Allocations Account will become vested in accordance with the following schedule.

Years of Service	Vested Percentage
Less than 3 Years of Service	0%
3 or more Years of Service	100%
4.2 Form Of Benefit Payments. When an Executive makes his first deferral election under Article II, he also will elect how the vested amounts in his Account will be paid in accordance with (a) through (d) below.
(a)	Affirmative Benefit Payment Elections. A Participant may elect to have the vested amounts in his Account paid, in cash (unless otherwise provided in (d) below) and in forms described in (1) and (2) below. An election must be in writing and made in the manner required by the Committee.
          (1) A single lump sum payment.
          (2) Equal monthly installment payments which last no less than 12 months or more than 120 months. A Participant will continue to have the same investment election rights as Participants who are not receiving installment payments, and his Account will continue to be adjusted in accordance with Article III until the final installment payment is made. For purposes of Code §409A, installment payments are treated as a single payment.
(b)	Changes In Benefit Payment Elections. A Participant may change his affirmative payment election described in (a) above at any time prior to his Separation From Service. The election must be in writing (and made in the manner required by the Committee) and the Participant must satisfy (1) through (3) below.
          (1) The new payment election must be filed with the Committee at least 12 months prior to the date the Participant’s benefits would have otherwise been paid (or commenced) under the previous election.

          (2) The Participant’s new payment election must defer the payment (or commencement) of his benefits at least 5 years from the date his benefits would have otherwise been paid (or commenced) under the previous election.
          (3) The Participant may not make a new election which accelerates the time his benefits will be paid (or commence) unless permitted by Code §409A (and the regulations thereunder) and the Plan.
     (c) Default Benefit Payment Elections. If a Participant had not made an affirmative payment election under (a) above at the time of his Separation From Service, payment of the vested amount in his Account will automatically be made in a single lump sum payment.
     (d) Payment Of Benefits In CFC Stock. If a Participant elected to invest in the Cincinnati Financial Corporation stock fund (if that’s an available hypothetical investment alternative under the Plan), the Committee may allow him to elect to receive the vested amount in his Account in the form of whole shares of Cincinnati Financial Corporation stock. Fractional shares will be paid in cash and expenses attributable to the election may be deducted from the Participant’s Account.
4.3 Commencement Of Benefits.
     (a) General. Subject to (b) through (d) below, the vested amount in a Participant’s Account will commence in the form provided in Section 4.2 as soon as administratively practicable following a Participant’s Separation From Service, but in no event later than 90 days following that date.
     (b) Acceleration Of Benefit Payments In Certain Situations. Notwithstanding (a) above, the vested amount in a Participant’s Account may be paid upon the occurrence of any of the events described in (1) through (3) below.
          (1) Unforeseeable Emergencies. A Participant may withdraw all or a portion of the vested amounts in his Account upon the occurrence of an Unforeseeable Emergency. A request for a distribution must be made in writing and in the manner required by the Committee. Distributions due to an Unforeseeable Emergency will be limited to the amount reasonably necessary to satisfy the need (which includes amounts necessary to pay federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution), after taking into account the extent to which the emergency is or may be relieved through reimbursement, insurance or otherwise, by liquidation of the Participant’s assets (to the extent liquidation would not cause severe financial hardship), or by cessation of deferrals under the Plan.
          (2) Plan Does Not Satisfy Code §409A. Payment of the vested amounts in a Participant’s Account may be made if the Plan fails to satisfy Code §409A. Payments may not exceed the amount required to be included in a Participant’s or Beneficiary’s income as a result of the Plan’s failure to comply with Code §409A. A Participant or Beneficiary will be solely responsible for all taxes, penalties and/or interest with respect to his Plan benefits if the Plan does not satisfy Code §409A.
          (3) Domestic Relations Orders. Notwithstanding (a) above, payment of the vested amounts in a Participant’s Account may be made to an individual other than the Participant to the extent necessary to comply with a domestic relations order (as defined in Code §414(p)(1)(B)).
     (c) Delay Of Benefit Payments For Certain Participants.
          (1) Payment Date. Notwithstanding (a) above, if a Participant is a Specified Employee, payment of the vested amounts in his Account upon his Separation From Service will not be made (or commence) before the earlier of: (1) 6 months after his Separation From Service; or (2) his death.
          (2) Payments Due During The Delay Period. Payments to which a Participant would otherwise have been entitled during the first 6 months following his Separation From Service will be paid on the earlier of: (1) the 1st day of the 7th month following his Separation From Service; or (2) his death.
     (d) Discretionary Delays In Benefit Payments. Notwithstanding (a) above, the Committee may decide to delay paying Plan benefits because of any events permitted under Code §409A (and the regulations thereunder) as interpreted by the Committee, including but not limited, to the situations described in (1) and (2)below.
          (1) Tax Deduction Not Permitted Under Code §162(m). If the Employer’s tax deduction for a Plan benefit payment would not be permitted under Code §162(m), the benefit payment will be at the later of the time described in (A) or (B) below.
               (A) During the 1st taxable year of a Participant for which the Committee reasonably believes the benefit payment would be deductible under Code §162(m).
               (B) During the period beginning on the date of a Participant’s Separation From Service and ending on the later of: (i) the last day of the taxable year of the Participant during which his Separation From Service occurs; or (ii) the 15th day of the 3rd calendar month following the Participant’s Separation From Service.
               (C) Treated As Subsequent Deferral Elections. If benefit payments are delayed under this Paragraph, the delay will be treated as a subsequent deferral election under Code §409A unless all benefit payments to the Participant that could be delayed under this Paragraph are delayed.
               (D) Specified Employees. If benefit payments are delayed under this Paragraph to a date on or after a Separation From Service for a Participant who is a Specified

Employee, the date that is 6 months after the Participant’s Separation From Service is substituted for any reference to his Separation From Service.
          (2) Violation Of Securities Laws. Making a benefit payment would violate federal securities laws or other applicable laws. The benefit payment will be made on the earliest date the Committee reasonably believes that making the payment will not cause a violation of federal securities laws or other applicable laws.
4.4 Death.
     (a) Death Prior To The Commencement Of Benefits. If a Participant dies prior to the commencement of his Plan benefits, the vested amounts in his Account will be paid to the Participant’s Beneficiary in a single lump sum. The payment will be made as soon as administratively practicable following the date of the Participant’s death, but not more than 90 days following that date.
     (b) Death After Commencement Of Benefits. If a Participant had already commenced receiving his Plan benefits in installment payments at the time of his death, the installment payments will continue to be paid to his Beneficiary in the same manner as they were being paid to the Participant.
4.5 Tax Withholding. As a condition of receiving Plan benefits, the Employer may deduct (or cause to be deducted) from any amounts payable to an individual (from the Plan or otherwise), or, in the Employer’s discretion, to otherwise to collect from the individual any withholding for federal, state or other taxes with respect to Plan benefits as determined by the Employer.
4.6 Non-Assignability Of Benefits. Except as required by Section 4.3(b)(3) or law, the right of a Participant or Beneficiary to receive Plan benefits may not be made subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, execution, attachment, levy or similar process or assignment. Any attempt (voluntary or involuntary) to take such action will have no effect.

ARTICLE V
CLAIMS
5.1 Claims.
     (a) Claims Procedures. In order to make a claim for the nonpayment of a Plan benefits (“Claim”), a Participant, Beneficiary, or his duly authorized representative (“Claimant”) must file the Claim in writing with the Committee. Upon receiving the Claim, the Committee will provide the Claimant with an acknowledgment which informs him of the time limit set forth in (b)(1) below and of the effect of the Committee’s failure to decide the Claim within that time limit.
     (b) Committee Decision.
          (1) Time Limit. If a Claim is properly filed with the Committee, the Committee will promptly make a decision which will be no later than 90 days after it received the Claim. However, if special circumstances require an extension of time, the decision will be made as soon as practicable, but not later than 180 days after receiving the Claim. The Committee will provide the Claimant written notice of an extension (prior to its commencement) which explains the special circumstances and the date by which the Committee expects to make a decision.
          (2) Notice Of Denial. If a Claim is denied, the Committee will provide the Claimant (within the time limit under (1) above) with notice which describes:
               (A) the reasons for the denial;
               (B) references to the Plan provisions on which the denial is based;
               (C) a description of additional information necessary for the Claimant to perfect his Claim and an explanation of why the information is necessary; and
               (D) appropriate information on how the Claimant can appeal his Claim denial under Section 5.2, including the time limits for the appeal.
          (3) Deemed Denial. If a Claim is denied and a notice of the denial is not provided to the Claimant within the time limit under (1) above, he may consider the Claim denied and may appeal the claim in accordance with Section 5.2.
5.2 Appeals.
     (a) Right To Appeal. If a Claim is denied under Section 5.1, a Claimant may: (1) request a full and fair review by the Committee (“Appeal”); (2) review relevant Plan documents; and (3) submit comments in writing.

     (b) Appeals Procedures.
          (1) Filing An Appeal. To Appeal a Claim, a Claimant must file a written Appeal with the Committee in the manner it requires.
          (2) Time Limit. A Claimant must file an Appeal with the Committee no later than 60 days after he received the denial of his Claim.
          (3) Acknowledgment. Upon receiving an Appeal, the Committee will provide the Claimant with an acknowledgment that informs him of the time limit described in (c)(1) below and of the effect of the Committee failing to make a decision on his Appeal within that time limit.
     (c) Committee Decision.
          (1) Time Limit.
               (A) General. Unless otherwise provided in (B) below, if an Appeal is properly filed with the Committee, the Committee (or its delegate) will promptly make a decision which will be no later than 60 days after it received the Appeal. However, if special circumstances require an extension of time, the decision will be made as soon as practicable, but not later than 120 days after receiving the Appeal. The Committee will provide the Claimant written notice of an extension prior to its commencement.
               (B) Regularly Scheduled Meetings. If the Committee holds regularly scheduled meetings at least quarterly, then its decision on an Appeal will be made no later than the date of the meeting which immediately follows the date it received the Appeal. However, if the Appeal is received within 30 days preceding the date of that meeting, the decision will be made no later than the date of the 2nd meeting which follows its receipt of the Appeal . If special circumstances require a further extension, the decision will be made promptly no later than the 3rd meeting which follows its receipt of the Appeal. The Committee will provide the Claimant written notice of an extension prior to its commencement.
          (2) Notice Of A Decision. The Committee will provide the Claimant (within the time limit described under (1) above) notice which contains:
               (A) the reasons for the decision;
               (B) reference to the Plan provisions on which the decision is based;
               (C) a statement that the Claimant is entitled to receive (upon request and free of charge) reasonable access to, and copies of, documents, records and other information relevant to the Appeal; and

               (D) a statement of the Claimant’s right to bring an action under ERISA as provided in Section 5.3.
          (3) Deemed Denial. If the Committee does not decide an Appeal within the time limit described under (1) above, the Claimant will be considered to have exhausted the Plan’s Claims and Appeals procedures and he may consider his Appeal denied.
5.3 Required Exhaustion Of Administrative Remedies. Before a Claimant can file a lawsuit regarding the Plan or Plan benefits, he must first exhaust the Plan’s Claims and Appeals procedures described in Sections 5.1 and 5.2.

ARTICLE VI
PLAN ADMINISTRATION
6.1 Plan Administration. The Committee, in addition to the powers which are expressly provided in the Plan, has the power and authority, in its sole and absolute discretion, to control and manage the operation and administration of the Plan and has all powers necessary to accomplish these purposes including, but not limited to the following.
     (a) The power to determine who is an Executive, Participant or Beneficiary.
     (b) The power to determine whether Plan benefits are payable. Plan benefits will be paid only if the Committee decides that an individual is entitled to benefits.
     (c) The power to determine when, to whom, in what amount, and in what form Plan benefits may be paid.
     (d) The power to decide all Claims and Appeals under Article V.
     (e) The power to delegate its duties and responsibilities.
     (f) All other powers which it considers necessary, appropriate or desirable to enable it to perform its responsibilities under the Plan.
6.2 Rules And Procedures. The Committee has the discretionary authority to adopt Plan administrative rules and procedures.
6.3 Committee’s Decisions Are Binding. The Committee’s decisions are binding on all parties.

ARTICLE VII
MISCELLANEOUS PROVISIONS
7.1 Consolidation Or Merger. If the Employer or any other entity (resulting from a merger or consolidation, or which is a purchaser or transferee) is merged or consolidated with another entity, or if substantially all of the Employer’s (or other entity’s) assets are sold or transferred to another entity, the Plan’s provisions will be binding on (and inure to the benefit of) the continuing entity.
7.2 Termination And Amendment.
     (a) Amendment. Cincinnati Financial Corporation may, in its discretion, amend the Plan at any time and in any manner that it deems advisable. Notwithstanding the foregoing, the Committee may make amendments that are necessary for the Plan to comply with applicable laws and minor amendments which do not materially affect the rights conferred under the Plan. Any amendment or termination may be given retroactive effect as determined by Cincinnati Financial Corporation or the Committee. The Plan may not be amended orally or by any course or purported course of dealing, but only by an instrument identified as an amendment and considered to be an amendment by Cincinnati Financial Corporation. Written communications and descriptions not specifically identified within their text as amendments, or not considered to be an amendment by Cincinnati Financial Corporation, will not constitute amendments and will have no interpretive or controlling effect on the Plan. Oral communications will not constitute amendments and will have no interpretative or controlling effect on the Plan.
     (b) Termination. Cincinnati Financial Corporation may, in its discretion, terminate the Plan at any time and in any manner that it deems advisable.
7.3 Entire Agreement. This Plan document constitutes the entire agreement between the Employer and any Participant or Beneficiary, and supersedes all other prior agreements, undertakings, both written and oral, with respect to rights and benefits under the Plan.
7.4 Paying For Benefits And Individuals’ Rights. Plan benefits will be paid from the Employer’s general assets and will not be funded, or segregated in any way. Participants’ and Beneficiaries’’ rights are limited to receiving the Plan benefits and are conditioned upon their continued compliance with the terms of the Plan. To the extent a Participant or Beneficiary acquires a right to receive Plan benefits, that right will be no greater than the rights of the Employer’s unsecured general creditors.
7.5 Severability. If a Plan provision is found to be invalid or unenforceable, that provision will not affect other Plan provisions. The Plan will be construed and enforced as if the invalid or unenforceable provision was not included in the Plan.

7.6 Gender And Number. Except when otherwise indicated by the context, the genders of pronouns and the singular and plural numbers of terms will be interchangeable.
7.7 Headings And Captions. The headings and captions are provided for reference and convenience and will not be used in the construction or interpretation of the Plan.
7.8 No Employment Rights Conferred. The Plan does not give a Participant the right to be retained in the service of the Employer and it will not interfere with the Employer’s right to discharge a Participant.
7.9 No Guarantee Of Tax Consequences. A Participant (or Beneficiary) will be responsible for all taxes, penalties and/or interest with respect to his benefits under the Plan. The Employer does not guarantee any particular tax consequences.
7.10 Applicable Law. This document will be construed in accordance with, and governed by, the laws of the State of Ohio to the extent not superseded by the laws of the United States.

     IN WITNESS WHEREOF, Cincinnati Financial Corporation has caused this document to be executed this 31 day of December, 2008.

CINCINNATI FINANCIAL CORPORATION
By:	/s/ Steven J. Johnston
Steven J. Johnston,
Chief Financial Officer and Cincinnati Financial Corporation Employee Benefits Committee Chairman